Exhibit 10.1

CONTRIBUTION AGREEMENT

BY AND AMONG

STRATEGIC STORAGE TRUST, INC.

AND

STRATEGIC STORAGE OPERATING PARTNERSHIP, L.P., AS CONTRIBUTEE,

AND

STRATEGIC STORAGE HOLDINGS, LLC,

AS CONTRIBUTOR

DATED AS OF SEPTEMBER 4, 2014

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of September 4, 2014, by and among Strategic Storage Trust, Inc., a Maryland corporation (“SST”), and Strategic Storage Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) (SST and the Operating Partnership collectively referred to as “Contributee”), on the one hand, and Strategic Storage Holdings, LLC, a Delaware limited liability company (“SSH” or “Contributor”), on the other hand. Contributee and SSH are collectively referred to as the “Parties”, and each, a “Party”. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 to this Agreement.

R E C I T A L S

WHEREAS, SSH is the parent company of Strategic Storage Advisor, LLC, the advisor to SST (the “Advisor”), and Strategic Storage Property Management, LLC, the property manager for SST (the “Property Manager”);

WHEREAS, SSH is engaged in the self storage advisory and management business (the “Business”) and owns certain operating assets including, but not limited to, (i) intellectual property, including without limitation the “SmartStop®” brand and all trademarks associated therewith, all “Strategic Storage” related trademarks and certain Domain Names, (ii) processes, practices, procedures and workforce, (iii) property, plant and equipment, and (iv) the membership interests in five (5) wholly-owned subsidiaries, the Advisor, the Property Manager, Strategic Storage Opportunities, LLC, Strategic Storage Realty Group, LLC (“SSRG”) and Strategic Capital Markets Group, LLC;

WHEREAS, SSRG owns a 100% membership interest in (i) Strategic Storage Property Management II, LLC, the property manager for Strategic Storage Trust II, Inc., (“SST II”) a public, non-traded, self storage real estate investment trust, focused on stabilized properties, and (ii) SS Growth Property Management, LLC, the property manager for Strategic Storage Growth Trust, Inc. (“SSGT”), a private REIT in registration to become a public, non-traded, self storage REIT focused on opportunistic properties;

WHEREAS, SSRG owns a 97.5% membership interest (with 100% voting rights) in (i) Strategic Storage Advisor II, LLC, the advisor for SST II, and (ii) SS Growth Advisor, LLC, the advisor for SSGT; and

WHEREAS, Contributee and SSH desire to enter into a self-administration transaction in which SSH contributes and the Operating Partnership receives and accepts the Contributed Assets.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION OF ASSETS

1.1 Contribution of the Contributed Assets. On and subject to the terms and conditions of this Agreement, at the Closing, SSH agrees to contribute, convey, transfer, irrevocably assign and deliver to the Operating Partnership the assets set forth on, or described in, Schedule 1.1 (collectively, the “Contributed Assets”), in exchange for the Contribution Value, except as provided herein, free and clear of all Encumbrances, and at the Closing, the Operating Partnership agrees to accept contribution of, the Contributed Assets and assume the Assumed Liabilities, if any, in exchange for the Contribution Value.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Contributed Assets shall not include any of the rights, properties or assets set forth on, or described in Schedule 1.2 (collectively, the “Excluded Assets”).

1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, including without limitation Section 7.2, at the Closing, the Contributee shall assume from SSH the liabilities or obligations of SSH set forth on, or described in, Schedule 1.3 (each an “Assumed Liability” and, collectively, the “Assumed Liabilities”) and thereafter pay, perform and otherwise discharge the Assumed Liabilities in accordance with their terms. Except for the Assumed Liabilities, nothing contained in any Transaction Document shall be interpreted or construed to result in the assumption by the Contributee, or result in the Contributee becoming in any way liable for, any Liabilities of SSH, including without limitation Liabilities associated with SSH’s operation of its Business prior to the Effective Date (each an “Excluded Liability” and, collectively, the “Excluded Liabilities”).

1.4 Consideration.

(a) For the Contributed Assets, at the Closing, the Operating Partnership shall (i) deliver to SSH in immediately available funds $18,000,000 (the “Cash Portion”) and (ii) issue and deliver to SSH 773,395 units of limited partnership interest in the Operating Partnership (the “OP Units”) having the agreed value set forth on Schedule 1.4 (the “Unit Portion;” the Cash Portion and the Unit Portion referred to collectively as the “Contribution Value”).

(b) Notwithstanding anything to the contrary contained in any Transaction Document, the Contributee reserves the right to postpone the delivery of any portion or all of the Contribution Value that is payable in immediately available funds (the “Deferred Portion”) to a date that is that Business Day, which is not later than ninety (90) days next following the Closing Date (the “Deferred Payment Date”) and which is specified in a notice in writing (which also shall specify the Deferred Portion) to SSH on the Closing Date. From and after the Closing Date, the balance of the Deferred Portion, outstanding from time to time, shall bear and accrue interest at that minimum rate of interest per annum that under applicable IRS regulations will avoid the imputation of interest to the Deferred Portion or any part thereof (the “Deferred Portion Interest”). The Deferred Portion, together with all accrued and unpaid Deferred Portion Interest, shall be due and payable in one lump sum in immediately available funds on the Deferred Payment Date; provided, however, that the Contributee reserves the right to prepay any part or all of the Deferred Portion, together with accrued but unpaid interest thereon in immediately available funds at any time and from time to time prior to the Deferred Payment Date.

1.5 Assignment of Certain Contracts. Subject to Section 1.6, at the Closing, effective as of the Effective Date, the Operating Partnership shall succeed to the rights and privileges of SSH, and shall, and SST will cause the Operating Partnership to, perform at and after the Effective Date as an Assumed Liability, all Contracts and Permits of SSH that are set forth on Schedule 1.5 (the “Assigned Contracts”).

1.6 Consent of Third Parties. Notwithstanding anything to the contrary contained in any Transaction Document, to the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of the other party thereto or any third Person, or if any Permit is non-assignable or assignable only with the consent of the Governmental Entity issuing the same or any third Person, then in any and all such instances, this Agreement shall not constitute an agreement to assign any such Assigned Contracts or Permits, if such an assignment would constitute a breach or violation thereof. In order, however, to provide the Operating Partnership the full realization and value of such Assigned Contracts and Permits, SSH and the Contributee shall take all commercially reasonable actions and do or cause to be done all commercially reasonable things in cooperation with one another as shall be necessary or proper to assure that the rights of SSH under such Assigned Contracts or Permits shall be preserved for the benefit of, the Operating Partnership and transferred or issued to the Operating Partnership when such third Person consent, or in the case of Permits consent of, or the issuance of a replacement Permit in the name of the Operating Partnership, is received.

1.7 Tax Treatment. The acquisition of the Contributed Assets from SSH by the Operating Partnership in exchange for OP Units and immediately available funds is intended to qualify as a tax-deferred contribution of assets to the Operating Partnership in exchange for OP Units under Code Section 721; provided, however, to the extent required by Code Section 707, the receipt of immediately available funds by SSH shall be treated as in consideration for the exchange for a pro-rata portion of the Contributed Assets. Contributee and SSH each hereby agree to report the transactions contemplated herein for all income tax purposes (including, without limitation, for purposes of reporting on any income tax returns filed by Contributee and SSH) in a manner that is consistent with the provisions of this Section 1.7 and none of the Parties shall take any position (whether in audits, or Tax Returns or otherwise) that is inconsistent with the provisions of this Section 1.7 unless required to do so by applicable Law.

1.8 Apportionment. All governmental charges and assessments and Taxes that are customarily apportioned as between contributees and contributors, including without limitation prepaid fees and other charges for Permits with respect to the operation of the SSH Business, shall be apportioned pro rata between SSH and the Operating Partnership on a per diem basis as of the Effective Date. If bills for such charges and assessments have not been issued as of the Closing Date, or if the amount of such charges and assessments for the then current year is not then known, the apportionment of such charges through and including the Effective Date shall be made at Closing on the basis of the prior year’s charges. After the Closing, upon receipt of the bills for the year in which the Closing occurs, the Parties shall apportion the actual amount of such charges or assessments as of the Effective Date, and, if any Party has paid more than its proper share thereof at the Closing, the other Party shall promptly reimburse such Party for the amount so expended by wire transfer of immediately available funds to an account or accounts designated by the Operating Partnership or SSH, as the case may be.

ARTICLE 2

CLOSING DELIVERIES

2.1 Closing. The closing of the contribution and exchange of the Contributed Assets, as the case may be (the “Closing”), is taking place contemporaneously with the execution and delivery of this Agreement and all other Transaction Documents by the Parties who or which are parties thereto at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 3414 Peachtree Road, Suite 1600, Atlanta, Georgia 30326, at 10:00 am, prevailing Atlanta, Georgia time on Thursday, September 4, 2014 (the “Closing Date”), effective as of the Effective Date.

2.2 Closing Deliveries by SSH. On the Closing Date, SSH shall deliver or cause to be delivered to SST or the Operating Partnership, as SST shall specify:

(a) A Bill of Sale, Assignment and Assumption Agreement, substantially in the form set forth as Exhibit A (a “Bill of Sale and Assumption Agreement”), duly executed by SSH, assigning and transferring SSH’s Personal Property and effecting the assumption of the Assumed Liabilities;

(b) An Assignment of Trademarks Agreement, substantially in the form set forth as Exhibit B (an “Assignment of Trademarks Agreement”), duly executed by SSH;

(c) An Assignment of Contracts, substantially in the form set forth as Exhibit C (an “Assignment of Contracts Agreement”), duly executed by SSH, assigning and transferring SSH’s Assigned Contracts;

(d) An Assignment of Domain Names, substantially in the form set forth as Exhibit D (an “Assignment of Domain Names”), duly executed by Contributee;

(e) An assignment in form and substance reasonably acceptable to SST of SSH’s right, title and interest in all of the membership interests in the Property Manager;

(f) An assignment in form and substance reasonably acceptable to SST of SSH’s right, title and interest in all of the membership interests in Strategic Storage Opportunities, LLC;

(g) An assignment in form and substance reasonably acceptable to SST of SSH’s right, title and interest in all of the membership interests in SSRG;

(h) An assignment in form and substance reasonably acceptable to SST of SSH’s right, title and interest in all of the membership interests in Strategic Capital Markets Group, LLC;

(i) Any SSH Required Third Party Consents received on or before the Closing Date;

(j) A certificate of the Secretary of SSH, certifying as to:

(i) Resolutions of SSH’s managers and members, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which SSH is a party, and

(ii) The incumbency of any and all SSH officers or managers, executing the Transaction Documents on behalf of SSH;

(k) A good standing certificate, dated not earlier than ten (10) days next preceding the Closing Date, for SSH from its jurisdiction of formation or organization;

(l) A TriNet Novation and Assumption, duly executed by SSH; and

(m) Such other certificates, opinions, documents or instruments as may reasonably be requested of SSH by Contributee, consistent with the terms of and transactions contemplated by this Agreement, including without limitation copies of the (A) Limited Partner Interest Contribution Agreement, (B) Acquisition Fee Tail Agreement, (C) Termination Agreement 1, (D) Termination Agreement 2, (E) Termination Agreement 3, and (F) Churchill Contribution Agreement, each duly executed by the Affiliates of SSH which are parties thereto.

2.3 Closing Deliveries by Contributee. On the Closing Date, SST shall, or shall cause the Operating Partnership to, deliver:

(a) The cash portion of the Contribution Value to SSH by wire transfer of immediately available funds, as applicable, pursuant to the terms of Section 1.4;

(b) Issuance of the OP Units to SSH, in accordance with Section 1.4(a);

(c) The Bill of Sale and Assumption Agreement, duly executed by Contributee;

(d) The Assignment of Trademarks Agreements, referred to in Section 2.2(b) duly executed by Contributee;

(e) The Assignment of Domain Names, referred to in Section 2.2(d), duly executed by Contributee;

(f) The Assignment of Contracts Agreement, referred to in Sections 2.2(c), duly executed by Contributee;

(g) The assignment referred to in Section 2.2(e), duly executed by the Contributee;

(h) The assignment referred to in Section 2.2(f), duly executed by the Contributee;

(i) The assignment referred to in Section 2.2(g), duly executed by the Contributee;

(j) The assignment referred to in Section 2.2(h), duly executed by the Contributee;

(k) A certificate of the Secretary of SST, certifying as to:

(i) Resolutions of SST’s directors and stockholders, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which SST is a party, and

(ii) The incumbency of any and all SST officers, executing the Transaction Documents on behalf of SST;

(l) A certificate of the Secretary of the general partner of the Operating Partnership, certifying as to:

(i) Resolutions of the general partner of the Operating Partnership and the limited partners, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which the Operating Partnership is a party, and

(ii) The incumbency of any and all officers of the general partner of the Operating Partnership, executing the Transaction Documents on behalf of the Operating Partnership;

(m) Good standing certificates, dated not earlier than ten (10) days next preceding the Closing Date, for SST, the general partner of the Operating Partnership and the Operating Partnership, respectively, from their respective jurisdictions of formation or organization;

(n) A TriNet Novation and Assumption, duly executed by the Operating Partnership; and

(o) Such other certificates, opinions, documents or instruments as may reasonably be requested of SST and/or the Operating Partnership by SSH, consistent with the terms of, and the transactions contemplated by, this Agreement, including without limitation a copy of the (A) Limited Partner Interest Contribution Agreement, (B) Acquisition Fee Tail Agreement, (C) Termination Agreement 1, (D) Termination Agreement 2, (E) Termination Agreement 3, and (F) Churchill Contribution Agreement, each duly executed by the Affiliates of SST, which are parties thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SSH

SSH represents and warrants to Contributee as follows:

3.1 Organization and Good Standing. SSH is a limited liability company duly organized, validly existing, and in good standing under the Limited Liability Company Act of the State of Delaware as amended. SSH is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required. SSH has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted and in which it currently proposes to engage. SSH has delivered complete and correct copies of its Organizational Documents, as amended to date. SSH is in compliance with its Organizational Documents. There is no pending or to SSH’s Knowledge threatened Action for the dissolution, liquidation or insolvency of SSH.

3.2 Power and Authority; Enforceability. SSH has all requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by SSH and the consummation by SSH of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on its part. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by SSH and assuming the due authorization, execution and delivery of such Transaction Documents by the other Parties thereto, will constitute, the valid and binding obligations of SSH, enforceable against SSH in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Conflict; Required Consents. The execution and delivery of the Transaction Documents by SSH does not, and the performance by SSH of the transactions contemplated hereby or thereby will not, (a) violate, conflict with, or result in any breach of any provision of its Organizational Documents, (b) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation of SSH, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of SSH under any of the terms, conditions or provisions of any material instrument or obligation to which any property or asset of SSH may be bound or subject, or (c) materially violate any Law applicable to SSH or by which or to which any property or asset of SSH is bound or subject. Schedule 3.3 sets forth a complete and accurate list of each consent, approval, waiver and authorization that is required to be obtained by SSH from, and each notice that is required to be made by SSH to, any Person in connection with the execution, delivery and performance by SSH of this Agreement (the “SSH Required Third Party Consents”).

3.4 Capitalization. The equity capitalization of SSH is as forth on Schedule 3.4(a) hereto. Except as set forth on Schedule 3.4(a), there are no rights of any kind, written or oral,

granted by SSH to acquire any interest in SSH. The equity capitalization of each subsidiary of SSH is as set forth on Schedule 3.4(b) hereto. Except as set forth on Schedule 3.4(b), there are not rights of any kind, written or oral, granted by any subsidiary of SSH to acquire any interest in such subsidiary of SSH.

3.5 Financial Statements; Absence of Changes or Events.

(a) Schedule 3.5(a) contains: (i) the audited balance sheets of SSH as of December 31, 2012 and 2013, respectively, and the related statements of income and cash flows for the fiscal years then ended; and (ii) the unaudited balance sheet of SSH as of March 31, 2014, and the related statements of income for the three months then ended (collectively, the “Financial Statements”). Except as set forth therein or in Schedule 3.5(a), the Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with SSH’s prior practices, are consistent with SSH’s books and records, and in all material respects present accurately and fairly the financial position, results of operations and cash flows of SSH as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided, however, that such unaudited financial statements are subject to year-end audit adjustments, none of which are expected as of the date hereof to be material.

(b) Except as set forth in Schedule 3.5(b), to SSH’s Knowledge, there is no material Liability, whether accrued, absolute, fixed, contingent, or otherwise that is not reflected in the Financial Statements, other than (1) Liabilities incurred in the ordinary course of business, consistent with past practice since March 31, 2014, or (2) any such Liability which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP.

(c) Except as set forth in Schedule 3.5(c), since March 31, 2014, SSH has conducted its Business only in the ordinary course of business, consistent with past practice. Without limiting the foregoing, since such date, with respect to its Business, neither has there been any material change in the business, nor in the assets, liabilities, condition (financial or otherwise), results of operations or prospects of SSH’s Business (other than changes in the ordinary course of business, none of which changes, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect);

3.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6, to SSH’s Knowledge, SSH does not have any material obligation or Liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than (a) Liabilities set forth on the Liabilities side of the Financial Statements, and (b) Liabilities which have arisen after March 31, 2014 in the ordinary course of business (none of which is a material Liability resulting from breach of Contract or violation of Law, including any Environmental Law).

3.7 Compliance with Applicable Laws. Except as set forth in Schedule 3.7, (a) SSH possesses, and to SSH’s Knowledge is in compliance in all material respects with, all Permits, approvals, franchises, Laws and registrations with Governmental Entities required to operate SSH’s Business and own, lease or otherwise hold the Contributed Assets under applicable Law; (b) SSH has conducted its Business and is now doing so in material compliance with all applicable Laws; (c) all material Permits required for the conduct of SSH’s Business in the ordinary course of business, consistent with past practices, are in force and effect, and there are no Actions pending, or to SSH’s Knowledge threatened, that seek the revocation, cancellation, suspension or any material adverse modification of any such Permits; and (d) as of the Closing Date, SSH has not received any written notice of any investigation commenced or pending by any Governmental Entity with respect to SSH or the Contributed Assets. On the Closing Date, effective as of the Effective Date such Permits which will be transferred to the Operating Partnership, to the extent permissible to be so transferred under applicable Law, will constitute, to SSH’s Knowledge, all of the Permits required for the Operating Partnership to own and use the Contributed Assets and operate of the Business in the ordinary course of business, consistent with past practices commencing the Effective Date.

3.8 Legal Proceedings. Except as set forth in Schedule 3.8, (a) there are neither Actions pending, or to SSH’s Knowledge threatened, against SSH, its Business or any material property or asset of SSH by or before any arbitrator or Governmental Entity, nor is there any material investigation relating to SSH or any property or asset of SSH pending, or to SSH’s Knowledge threatened, by or before any arbitrator or Governmental Entity; (b) there is no Order outstanding against SSH or affecting any property or asset of SSH; and (c) there is no Action pending, or to SSH’s Knowledge threatened, against SSH relating to the transactions contemplated by this Agreement.

3.9 Real Property. Except as set forth on Schedule 3.9, SSH does not own or lease any real property.

3.10 Availability, Title to and Condition of Contributed Assets. The Contributed Assets constitute all the assets, properties, rights and goodwill necessary for the conduct of the Business as presently conducted in the ordinary course of business, consistent with past practices. All of SSH’s material Personal Property, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. SSH has good and defensible title to all Contributed Assets that it purports to own, free and clear of any Encumbrances. Except as set forth in Schedule 3.10, SSH is not in material default under any lease agreement for Personal Property to which SSH is a party.

3.11 Taxes. Except as set forth on Schedule 3.11, (a) SSH has timely filed all Tax Returns required to be filed by it; (b) all such Tax Returns were correct and complete in all material respects; (c) SSH has paid all Taxes due and owing (whether or not shown on any Tax Return) or are being contested in good faith; (d) SSH is not currently the beneficiary of any extension of time within which to file any Tax Return; (e) there are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith) upon any of the Contributed Assets; (f) no foreign, federal, state, or local tax audits or Actions on the part of any Taxing Authority are pending, or to SSH’s Knowledge are being conducted with respect to SSH; (g) SSH has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (h) the Contributed Assets are not subject to any joint venture, partnership or other arrangement or Contract that is treated as partnership for federal, state, local or foreign Tax purposes; and (i) no written claim against SSH has been received by SSH from a Taxing Authority that SSH is or may be subject to taxation by that jurisdiction and in which SSH does not file Tax Returns.

3.12 Contracts. Schedule 3.12 contains a list of Contracts exceeding $10,000 in value relating to SSH’s Business or by which SSH or any assets or properties of SSH (including any Contributed Assets) are bound or affected (irrespective of whether SSH or any Affiliate thereof is a party thereto) (collectively, the “SSH Contracts”). SSH has delivered to Contributee a correct and complete copy of each written agreement listed in Schedule 3.12 and a written summary setting forth the terms and conditions of each oral agreement referred to therein. With respect to each SSH Contract listed on Schedule 3.12, except as disclosed on Schedule 3.12, (i) the agreement is legal, valid, binding and in force and effect in accordance with its terms; (ii) SSH is not, and to SSH’s Knowledge, no other Person who or which is a party to a SSH Contract listed on Schedule 3.12, is in material breach or default, and no material event has occurred (or is reasonably likely to occur) which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, modification, or acceleration under, such SSH Contract; (iii) to SSH’s Knowledge, no other party to a SSH Contract listed on Schedule 3.12 has repudiated or threatened to repudiate any provision of any such SSH Contract; and (iv) the Operating Partnership’s acquisition of the Contributed Assets at the Closing, effective as of the Effective Date, will not give rise to a material breach, default or violation by SSH of any SSH Contract listed on Schedule 3.12 and will not require the consent or approval of any Third Party except as otherwise set forth on Schedule 3.12.

3.13 Employee Benefit Matters.

(a) Attached hereto as Schedule 3.13(a) are that certain (i) Service Agreement, bearing a start date of March 16, 2010, between TriNet HR Corporation (individually or collectively, with any affiliates, successors or assignees thereof, “TriNet”) and SSH, as amended (the “Service Agreement”); and (ii) Consent to Novation and Assumption of TriNet Contract, dated as of September 4, 2014, as the same may be amended from time to time (the “TriNet Novation and Assumption”). SSH is in compliance in all material respects with the provisions of the Service Agreement that are binding upon SSH; SSH has no Knowledge of the existence of facts that with the giving of notice, the passage of time or both would constitute a material default under the Service Agreement by SSH; and assuming the due authorization of, and execution by, TriNet and the Operating Partnership, the TriNet Novation and Assumption is binding upon SSH.

(b) SSH has provided Contributee a list, derived solely from TriNet, and not independently verified by SSH, as of the date of this Agreement, of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by TriNet that is available to Worksite Employees (or their eligible dependents) (each a “TriNet Plan” and collectively, the “TriNet Plans”).

(c) To its Knowledge, neither the SSH nor its ERISA Affiliates have ever maintained, established, sponsored, participated in, or contributed to, any employee benefit plan that: (i) is subject to Title IV of ERISA; (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; or (iii) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or other applicable legal requirements. For purposes of this Agreement, “ERISA Affiliate” shall mean any other corporation or trade or business controlled by, controlling, or under common control with, SSH (within the meaning of Code Section 414 or Section 4001(a)(14) or 4001(b) of ERISA).

(d) To SSH’s Knowledge, (i) no actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened with respect to any TriNet Plan, (ii) no audit or investigation by the IRS, the DOL or other Governmental Entity is pending or threatened with respect to any TriNet Plan, and (iii) each TriNet Plan has been maintained by TriNet in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(e) Except as set forth on Schedule 3.13(e), all contributions and other payments required to be made by SSH to TriNet under the Service Agreement at or before the Effective Date with respect to, or on behalf of, any TriNet Plan in which Worksite Employees are participants, have been paid or accrued. SSH has paid or reimbursed, or accrued amounts sufficient to pay or reimburse, TriNet for insurance premiums for benefits provided on or before the Effective Date under the insured TriNet Plans for Worksite Employees, who are participants, and has paid or accrued all amounts due on or before the Effective Date as contributions under each TriNet Plan in which a Worksite Employee is participating that is a pension plan within the meaning of Section 3(2) of ERISA. To SSH’s Knowledge, there are no outstanding liabilities under any TriNet Plan other than liabilities for benefits to be paid in the ordinary course to participants in each such TriNet Plan and their beneficiaries.

3.14 Labor. To SSH’s Knowledge, except as set forth on Schedule 3.14, (a) SSH is not a party to any collective bargaining agreement; (b) no application or petition for an election, or for certification, of a collective bargaining agent is pending; (c) there has not been, there is not presently pending or existing, and there is not threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving SSH; (d) no manager or officer of SSH has received written notice that there is pending or threatened against or affecting SSH any Action relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, and there is no organizational activity or other labor dispute against or affecting SSH; and (e) there is no lockout of any employees by SSH.

3.15 Employees.

(a) All material payments that were required to be made, or accrued, by SSH on or before July 31, 2014 were made or accrued as of such date with respect to, or on behalf of, any Worksite Employee in accordance with the Service Agreement.

(b) Except as listed on Schedule 3.15(b), TriNet has not advised SSH that (i) any Worksite Employees are on a leave of absence for any reason, including without limitation a leave of absence for short or long term disability or a leave of absence under the Family Medical Leave Act of 1993, as amended, or the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, or (ii) that TriNet has received any notice that any Worksite Employees have planned a leave of absence that would commence after the Closing Date.

(c) Schedule 3.15(c) sets forth in all material respects for Worksite Employees the aggregate vacation, leave or other paid time-off (together, “PTO”) as of July 31, 2014.

3.16 Insurance.

(a) Schedule 3.16 accurately sets forth, with respect to each insurance policy maintained by, or at the expense of, or for the direct benefit of, SSH in connection with its Business or the Contributed Assets: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any material claims pending, and any material claims that have been asserted since January 1, 2012, with respect to such policy or any predecessor insurance policy. Each of the policies identified in Schedule 3.16 is valid, enforceable and in force and effect and has been issued by an insurance carrier that is to SSH’s Knowledge solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies to the Knowledge of SSH was (at the times said applications were submitted) accurate and complete in all material respects, and to SSH’s Knowledge, all premiums and other amounts owing with respect to said policies were paid in full on a timely basis.

(b) Schedule 3.16 identifies each insurance claim made by SSH in connection with its Business or the Contributed Assets since January 1, 2012. To SSH’s Knowledge, except as set forth on Schedule 3.16, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. SSH has not received: (i) any written notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 3.16 or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of such policies; (ii) any written notice or communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 3.16; or (iii) any indication that the issuer of any of the policies identified in Schedule 3.16 may be unwilling or unable to perform any of its obligations thereunder.

3.17 Subsidiaries. Except for the subsidiaries listed in Schedule 3.4(b), SSH does not directly or indirectly own any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any limited liability company, corporation, partnership, joint venture or other business entity.

3.18 Intellectual Property.

(a) Schedule 3.18(a) lists each Mark currently used by SSH in the operation of its Business in the ordinary course of business, consistent with past practices. To SSH’s actual knowledge, based solely upon the files and records of SSH’s intellectual property counsel, unless otherwise set forth on Schedule 3.18(a), all such Marks (i) have been registered with the

United States Patent and Trademark Office or with a corresponding state office, (ii) are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), (iii) are valid and enforceable, and (iv) not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date. To SSH’s actual knowledge, based solely upon the files and records of SSH’s intellectual property counsel, no Mark listed on Schedule 3.18(a) and except as otherwise described on such Schedule 3.18(a) has been, or is now involved in any pending Action that opposes or seeks invalidation or cancellation of any such Mark, and to SSH’s actual knowledge without independent investigation, no such Action is threatened. To SSH’s actual knowledge without independent investigation, all products and materials used by SSH in connection with the Business and containing one or more of such Marks bear any legal notice required by applicable Law, except where the failure to do so is unlikely to result in a Material Adverse Effect.

(b) Schedule 3.18(b) lists each Domain Name used by SSH in the operation of its Business in the ordinary course of business, consistent with past practices. To SSH’s Knowledge, all Domain Names listed on Schedule 3.18(b) that have been registered are (i) currently in compliance in all material respects with all formal legal requirements, (ii) valid and enforceable, and (iii) not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date.

(c) SSH owns or has the right to use pursuant to Contract all Intellectual Property necessary to operate its Business in the ordinary course of business, consistent with past practices immediately prior to the Closing. Each such item of Intellectual Property that is used by SSH in the operation of its Business will be owned or available for use by Contributee on or after the Effective Date on the same material terms and conditions. To SSH’s Knowledge, it has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses, unless the failure to take any such action could not reasonably be expected to result in a Material Adverse Effect.

(d) SSH has delivered to Contributee copies of all written documentation in its possession that evidences its ownership (or other right to use), its right to maintain and prosecute (if applicable), and support, each item of Intellectual Property used by SSH in the operation of its Business. With respect to each item of Intellectual Property, to SSH’s Knowledge: (i) SSH possesses all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) each item is not subject to any outstanding Order; (iii) no Action is pending, or threatened (and there is no basis therefor), which challenges the enforceability, use, or ownership of the item; and (iv) except as set forth on Schedule 3.18(d)(iv), SSH has not agreed to indemnify any Person for, or against, any interference, infringement, misappropriation, or other conflict with respect to each such item.

3.19 Securities Law Matters; Transfer Restrictions.

(a) SSH acknowledges that the Operating Partnership intends the offer and issuance of the OP Units to be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (i) the status of SSH as an “accredited investor” within the meaning of the federal securities Laws, and (ii) Regulation D promulgated under Section 4(2) of the Securities Act (“Regulation D”), and that the Operating Partnership will rely in part upon the representations and warranties made by SSH in this Agreement in making the determination that the offer and issuance of the OP Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(b) SSH is an “accredited investor” within the meaning of the federal securities Law, particularly Regulation D.

(c) SSH will acquire the OP Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act. SSH does not intend or anticipate that SSH will rely on this investment as a principal source of income.

(d) SSH has sufficient knowledge and experience in financial, Tax, and business matters to enable it to evaluate the merits and risks of investment in the OP Units. SSH has the ability to bear the economic risk of acquiring the OP Units. SSH acknowledges that (i) the transactions contemplated by this Agreement involve complex Tax consequences for SSH, and SSH is relying solely on the advice of SSH’s own Tax advisors in evaluating such consequences; (ii) the Operating Partnership has not made (nor shall it be deemed to have made) any representations or warranties as to the Tax consequences of such transaction to SSH; and (iii) references in this Agreement to the intended Tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by the Operating Partnership as to a particular Tax effect that may be obtained by SSH. SSH remains solely responsible for all Tax matters relating to SSH.

(e) SSH has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the OP Units and any other information SSH has requested. SSH has had an opportunity to ask questions of, and receive information and answers from, the Operating Partnership and SST concerning the Operating Partnership, SST, the OP Units, the contribution of the Contributed Assets and the SST common shares into which the OP Units may be converted, and to assess and evaluate any information supplied to SSH by the Operating Partnership or SST, and all such questions have been answered, and all such information has been provided to the satisfaction of SSH.

(f) SSH acknowledges that SSH is aware that there are substantial restrictions on the transferability of the OP Units and that the OP Units will not be registered under the Securities Act or any state securities Laws, and SSH has no right to require that they be so registered. SSH agrees that any OP Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws. SSH acknowledges that SSH shall be responsible for compliance with all conditions on transfer imposed by any Governmental Entity or self-regulatory entity administering the securities Laws and for any expenses incurred by the Operating Partnership for legal or accounting services in connection with reviewing a proposed transfer or issuing opinions in connection therewith.

(g) SSH understands that no Governmental Entity (including the United States Securities and Exchange Commission (the “SEC”)) has made, or will make, any finding or determination as to the fairness of an investment in the OP Units (including, as to SSH, the Unit Portion determined pursuant to Section 1.4(a)).

(h) SSH understands that there is no established public, private or other market for the OP Units to be issued to SSH hereunder, and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(i) SSH understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

AND SST

The Operating Partnership and SST, jointly and severally, represent and warrant to SSH, as follows:

4.1 Organization and Related Matters. Each of the Operating Partnership and SST is a limited partnership or corporation duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each of the Operating Partnership and SST has all necessary limited partnership or corporate power and authority to carry on its business as now being conducted.

4.2 Authority. Each of the Operating Partnership and SST has all requisite limited partnership or corporate power and authority to enter into each of the Transaction Documents to which the Operating Partnership or SST is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by the Operating Partnership and SST and the consummation by the Operating Partnership and SST of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited partnership or corporate action on the part of the Operating Partnership and SST, respectively. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Operating Partnership and SST, enforceable against the Operating Partnership and SST in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflicts. The execution and delivery of the Transaction Documents by the Operating Partnership and SST does not, and the performance by the Operating Partnership and SST of the transactions contemplated hereby or thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Operating Partnership’s and SST’s respective Organizational Documents, (b) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination, or result in the acceleration, of, or entitle any party to accelerate, any obligation of the Operating Partnership or SST, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of the Operating Partnership or SST under any of the terms, conditions or provisions of any instrument or obligation to which any property or asset of the Operating Partnership or SST may be bound or subject, except in each case any such violation, which, individually or in the aggregate, would not have a Material Adverse Effect on SST, the Operating Partnership or either of them, or (c) violate any Law applicable to the Operating Partnership or SST or by or to which any property or asset of the Operating Partnership or SST is bound or subject.

4.4 Issuance of Units. The OP Units, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and, except as provided in the Operating Partnership Agreement and except as affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, non-assessable. The OP Units will be free of any Encumbrances created by the Operating Partnership or SST; provided, however, that the OP Units are subject to restrictions on transfer under federal and state securities Laws and as otherwise set forth in the Operating Partnership’s Limited Partnership Agreement. The OP Units will not be issued in violation of any preemptive rights or rights of first refusal granted by the Operating Partnership or SST.

4.5 Tax Status of the Operating Partnership. The Operating Partnership has at all times during its existence been properly treated as a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes. Each subsidiary of the Operating Partnership has at all times during its existence been properly treated as either a “disregarded entity” or a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, other than Strategic Storage TRS, Inc., a wholly-owned subsidiary of the Operating Partnership, which is taxable as a corporation for federal income tax purposes as a taxable REIT subsidiary.

4.6 REIT Status. SST elected to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2008. Commencing with such taxable year, SST was organized and as of the Closing Date, has operated in such a manner as to qualify for taxation as a REIT under the Code.

4.7 Legal Proceedings. Except as set forth on Schedule 4.7, there are no Actions pending, or to the Knowledge of SST or the Operating Partnership threatened, against the Operating Partnership or SST, their respective businesses or any of their respective material properties or assets by, or before any arbitrator or Governmental Entity, neither is there any investigation relating to the Operating Partnership or SST or any property or asset of the Operating Partnership or SST pending, or to the Knowledge of SST or the Operating Partnership threatened, by or before any arbitrator or Governmental Entity, in each case which would reasonably be expected to have a Material Adverse Effect on SST or the Operating Partnership. There is no Order of any Governmental Entity or arbitrator outstanding against the Operating Partnership or SST or any property or asset of the Operating Partnership or SST which would reasonably be expected to have a Material Adverse Effect on either of them. There is no Action pending, or to the Knowledge of SST or the Operating Partnership threatened, against the

Operating Partnership or SST that in any way relates to the Contributed Assets or the transactions contemplated by this Agreement, including without limitation any such Action seeking to enjoin in any way the consummation thereof.

4.8 Disclosure. Each of the Operating Partnership and SST has fully provided SSH with all the information that SSH has requested for deciding whether to acquire the OP Units. Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection with the offering or issuance of the OP Units pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE 5

COVENANTS

5.1 Covenants Against Disclosure.

(a) Except as may be required by Law, SSH and its Affiliates agree not to (i) disclose to any Person in any manner, directly or indirectly, any confidential information or data, whether of a technical or commercial nature, the ownership of which is transferred to the Operating Partnership pursuant to this Agreement, or (ii) use, or permit or assist, by acquiescence or otherwise, any Person to use, in any manner, directly or indirectly, any such information or data, except to the extent that SSH has retained rights therein as provided herein and excepting disclosure of such data or information as is at the time generally known to the public or otherwise in the public domain and which did not become so generally known or a part of the public domain through any breach of any provision of this Section 5.1(a) hereof by SSH.

(b) The initial press release and public disclosures, including a Form 8-K to be filed with the SEC by SST, relating to this Agreement and the transactions contemplated herein shall be made solely by SST; provided, however, that the Parties shall be permitted to make any public disclosures regarding this Agreement or the transactions contemplated hereby that are necessary to fulfill public disclosure requirements of any Governmental Entity or required to be made by applicable Law or Order.

5.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective commercially reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including, but not limited to, defending any Actions challenging this Agreement or otherwise seeking to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Cooperation. At all times following the Closing Date, each Party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Transaction Documents, and the transactions contemplated by this Agreement and the other Transaction Documents.

6.2 Tax Matters.

(a) Except as otherwise provided herein, SSH shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributor in an asset contribution transaction, and the Contributee shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributee in an asset contribution transaction, that are imposed in connection with the transfer of the Contributed Assets pursuant to this Agreement and each shall timely file all Tax Returns required with respect thereto.

(b) SSH and Contributee shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, Action, or other proceeding involving Taxes. Cooperation shall include the retention and, upon the other Party’s request, the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding.

(c) SSH shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the SSH Business and any entity constituting part of the Contributed Assets for periods ending on or before the Effective Date and shall timely remit, or cause to be timely remitted, any Taxes due in respect of such Tax Returns.

6.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any rights that any manager, director, executive officer or employee of SSH or of its Affiliates may have under any indemnification agreement or the Organizational Documents of SSH or as otherwise afforded by applicable Law, all of which shall survive the Closing, anything to the contrary contained in any Transaction Document notwithstanding, or under SST’s Organizational Documents, in addition to, and not in limitation of any other indemnity rights contained in any Transaction Document, from and after the Effective Date, SST and the Operating Partnership shall, jointly and severally, indemnify and hold harmless the current or former managers, directors, executive officers or employees of SSH and its subsidiaries and Affiliates acting in their capacity as such (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted under applicable Law, as now or hereafter in effect, for acts or omissions by such D&O Indemnified Parties occurring prior to the Effective Date.

(b) For a period of six years after the Effective Date, Contributee shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by SSH with respect to claims arising from, or related to facts or events which occurred at or before, the Effective Date.

6.4 Employment Matters.

(a) Sections 2.2(l) and 2.3(n) contemplate that the executed TriNet Novation and Assumption will be delivered at the Closing. Consistent with the TriNet Novation and Assumption and pursuant to the Service Agreement, the Parties agree that SSH shall be solely responsible for all obligations and liabilities accrued prior to the Effective Date relating to the Worksite Employees, including (i) payroll and fringe benefits, (ii) earned bonuses and incentive compensation, (iii) workers’ compensation, (iv) claims incurred under employee benefit plans, and (v) all accrued PTO. Conversely, and consistent with the TriNet Novation and Assumption at or after the Effective Date, the Operating Partnership shall be solely responsible for all obligations and liabilities accrued at or after the Effective Date relating to the Worksite Employees, including (1) the Operating Partnership’s decision to retain or not retain the services of any one or more of the Worksite Employees, (2) payroll and fringe benefits, (3) earned bonuses and incentive compensation, (4) workers’ compensation, and (5) claims incurred under employee benefits plans.

(b) Neither the provisions of Section 3.13, nor Section 3.15, or the provisions of Section 6.4(a) shall create any third-party beneficiaries, and no current or former SSH employees, including Worksite Employees and Terminated SSH Employees, shall have any rights under Section 3.13, Section 3.15 or this Section 6.4 with respect to employment or continued employment, or benefits, if any, accorded to employees, including Worksite Employees by any of the Parties, whether before during or after the Closing.

6.5 True-Up.

(a) On or before the thirtieth (30th) day next following the Effective Date, SSH shall deliver to the Operating Partnership a statement (the “True-Up Statement”), which shall set forth all obligations and liabilities accrued on the books and records of SSH as of the Effective Date, in each instance to employees and Worksite Employees, including (i) bonuses that were earned or otherwise vested as of the Effective Date, (ii) bonuses that were not earned or otherwise vested as of the Effective Date, but which, nevertheless in accordance with GAAP, would be required to be expensed (whether or not the same have been so expensed) on the Financial Statements, and (iii) PTO (collectively, the “Accrued Worksite Employee Obligations”).

(b) There also shall be included in the True-Up Statement the sum of: (i) the account balances as of the Effective Date of each of the bank accounts set opposite the name of each Affiliate of SSH in whose name such account stands on Schedule 6.5(b), (ii) as of the Effective Date, the balance of each prepaid account of SSH or any Affiliate thereof to vendors, including without limitation Monster.Com, (iii) the Canadian Harmonized Sales Tax Liability of SSH’s Canadian Affiliate as of the Effective Date, (iv) $400,000, constituting the aggregate “seed capital” advances ($200,000 each) made by SSH’s Affiliates, as follows: (x) SS Growth

Advisor, LLC in the operating partnership of SSGT, and (y) Strategic Storage Advisor II, LLC in the operating partnership of SST II, (v) the aggregate accrued distributions as of the Effective Date that are attributable to limited liability companies constituting a portion of the Contributed Assets, and (vi) any and all other amounts attributable to the conduct of the Business or the ownership and operation of the Contributed Assets, which in accordance with past practices, consistently applied, as of the Effective Date are credited to, or inure to the benefit of, SSH or any of its Affiliates (each an “Adjustment Amount” and collectively, the “Adjustment Amounts”). The Operating Partnership shall be permitted to review all work papers and procedures used by SSH to prepare the True-Up Statement and shall have the right to perform any other reasonable procedures to verify the accuracy thereof and of all information set forth thereon.

(c) Subject to Sections 6.5(d) and (e), (i) if there is a positive difference between (x) the Adjustment Amounts, and (y) the Accrued Worksite Employee Obligations (the “Positive True-Up Amount”), at the Operating Partnership’s election, made by notice to SSH, given within two (2) Business Days of the Operating Partnership’s receipt of the True-Up Statement, the Positive True-Up Amount either shall be (I) paid to SSH in immediately available funds by the Operating Partnership not later than the last Business Day of the calendar month next following the month in which the True-Up Statement is delivered to the Operating Partnership by SSH, or (II) if at the time there is a Deferred Portion outstanding, added to Deferred Portion outstanding, together with Deferred Portion Interest on the Positive True-Up Amount retroactive to the Effective Date, and thereafter paid when the Deferred Portion is paid in accordance with Section 1.4(b); but (ii) if the Accrued Worksite Employee Obligations are greater than the Adjustment Amounts, then the positive difference between (x) the Accrued Worksite Employee Obligations, and (y) the Adjustment Amounts (the “AWEO Amount”) shall be first netted against any Deferred Portion outstanding with any remaining balance of the AWEO Amount to be paid to the Operating Partnership in immediately available funds by SSH not later than the last Business Day of the calendar month in which the True-Up Statement is delivered to the Operating Partnership by SSH.

(d) Subject to this Sections 6.5(d) and (e), the True-Up Statement and either the Positive True-Up Amount or the AWEO Amount, as the case may be, shall be deemed to be, and shall be, final, binding and conclusive on the Parties. The Operating Partnership may dispute any amounts reflected on the True-Up Statement, including SSH’s calculation of either the Positive True-Up Amount or the AWEO Amount, as the case may be, or that the True-Up Statement contained mathematical errors on its face; provided, however, that the Operating Partnership shall notify SSH in writing of any such dispute, setting forth in reasonable detail any item on the True-Up Statement with which the Operating Partnership disagrees and the basis in reasonable detail for such disagreement, which notice must be provided within five (5) calendar days of the Operating Partnership’s receipt of the True-Up Statement. In the event of such a dispute, SSH and the Operating Partnership shall attempt to reconcile their differences, and any written resolution by them as to any disputed amounts and any revisions to the Positive True-Up Amount or the AWEO Amount shall be final, binding and conclusive. If, however, SSH and the Operating Partnership are unable to reach a resolution to such effect within five (5) calendar days of SSH’s receipt of the Operating Partnership’s written notice of dispute, then SSH and the Operating Partnership shall submit the amounts remaining in dispute for resolution to an independent accounting firm, mutually appointed by the Parties (such independent accounting firm being herein referred to as the “Arbiter”). The Arbiter shall determine and report to the Parties such remaining disputed amounts and any resulting revisions to the Positive True-Up Amount or the AWEO Amount, as the case may be, and such report shall be final, binding and conclusive on the parties hereto, and the True-Up Statement shall be revised forthwith upon receipt of, and consistent with, the report of the Arbiter, and the revised Positive True-Up Amount or the revised AWEO Amount, as the case may be, thereafter shall be deemed to be, and shall be the Positive True-Up Amount or the AWEO Amount, as the case may be, for all purposes of this Section 6.5, including without limitation offset and payment, if any, pursuant to Section 6.5(c), anything to the contrary contained in this Agreement or any other Transaction Document notwithstanding. Each of the Parties agree to use commercially reasonable efforts to cooperate with the Arbiter and to cause the Arbiter to resolve any dispute no later than ten (10) calendar days after matters in dispute are submitted to the Arbiter for determination. In performing its duties hereunder, it is understood and agreed that the Arbiter will be functioning as an expert and not as a mediator or arbitrator. The fees and disbursements of the Arbiter shall be split evenly between SSH and the Operating Partnership.

(e) Notwithstanding anything to the contrary contained in any Transaction Document, including without limitation this Section 6.5, if at the end of SSH’s current fiscal year, which ends on December 31, 2014, any of the bonuses reflected on the True-Up Statement in accordance with Section 6.5(a)(ii) have not been fully-earned or otherwise vested in favor of employees, including any Worksite Employees, who were eligible to receive such bonuses on the Effective Date, then and in such event, as soon as practicable in the circumstances after the end of such fiscal year, SSH shall determine that portion of the aggregate bonuses that were included on the True-Up Statement in accordance with Section 6.5(a)(ii) but which were not so earned or otherwise vested at the end of such fiscal year (the “Recoverable Amount”) and shall notify the Operating Partnership of the Recoverable Amount, which notice shall be final and binding on the Parties, and the Operating Partnership shall reimburse or cause to be reimbursed to SSH the Recoverable Amount, together with Deferred Portion Interest thereon from the Effective Date through and including the date of reimbursement by first adding the Recoverable Amount, increased by such interest, to the Deferred Portion, if any, then outstanding with any remaining balance of the Recoverable Amount and such interest to be paid to SSH by the Operating Partnership in immediately available funds not later than the last Business Day of the next succeeding calendar month after the calendar month in which the notice of the Recoverable Amount was first delivered to the Operating Partnership by SSH; provided, however, that the Operating Partnership may dispute the Recoverable Amount in accordance with Section 6.5(d), in which event the Recoverable Amount shall be substituted for Positive True-Up Amount therein, and the True-up Statement as referred to therein shall be deemed to, and shall, refer to the True-Up Statement, as modified by the notice of the Recoverable Amount.

6.6 Maintenance of Books & Records, Etc.

(a) For a period of seven (7) years after the Closing Date, (i) the Operating Partnership agrees to retain all books and records of, or related to, the Business, the Contributed Assets and the Assumed Liabilities and to make the same available after the Closing Date for inspection and copying by SSH or its agents at SSH’s expense, upon reasonable request and upon reasonable notice, and (ii) no such books and records shall be destroyed by the Operating Partnership without first advising SSH in writing and giving SSH a reasonable opportunity to obtain possession thereof.

(b) The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Contributed Assets and Assumed Liabilities (including access to books and records as contemplated by Section 6.6(a)) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claims, suits or proceedings relating to any Tax, without charge or expense to the requesting Party.

6.7 Holding Period. (a) In addition to any restrictions on transfer contained in the Operating Partnership Agreement, for a period of two years following the Effective Date, SSH shall not offer, pledge, sell, contract to sell, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant for the sale of, make any short sale or otherwise transfer, dispose or encumber (collectively, “Transfer”) any of (a) the OP Units it receives pursuant to Section 1.4 of this Agreement or (b) any REIT Shares held by SSH upon exchange of the OP Units pursuant to the provisions of the Operating Partnership Agreement, except for permitted Transfers as set forth in Section 9.2(b) of the Operating Partnership Agreement.

(b) Notwithstanding anything in this Agreement or the Operating Partnership Agreement to the contrary, (i) SSH shall not be required to obtain the consent of SST, as the general partner of the Operating Partnership, for any Transfer of OP Units received by SSH pursuant to this Agreement, (ii) a transferee pursuant to a permitted Transfer of the OP Units issued pursuant to this Agreement is entitled to Transfer any or all OP Units it receives to a transferee or transferees described in Section 9.2(c)(i), (ii) and (iii) of the Operating Partnership Agreement or to organizations described in Sections 501(c)(3) and 170(c) of the Code (including without limitation foundations, schools, colleges, universities, charitable remainder trusts and charitable lead trusts) (iii) the restrictions on Transfer set forth in this Section 6.7(a) shall not apply in the event of a Change in Control; and (iv) the provisions of this Section 6.7(b) shall survive indefinitely, such that they shall apply to OP Units received by SSH pursuant to this Agreement after the expiration of the two (2) year period referred to in Section 6.7(a).

ARTICLE 7

INDEMNIFICATION

7.1 SSH Indemnification. From and after the Closing, subject to the other provisions of this Article 7, SSH agrees to indemnify, defend, and hold Contributee, their respective officers, directors, stockholders, partners and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (the “Indemnified Contributee Parties”), harmless from and against any and all Losses incurred by any Indemnified Contributee Party arising from, as a result of, in connection with, or relating to:

(a) the breach of any representation or warranty made by SSH and contained in this Agreement or the other Transaction Documents;

(b) the breach or failure to perform any covenant or agreement made or undertaken by SSH in this Agreement or any other Transaction Documents;

(c) the Excluded Assets; and

(d) the Excluded Liabilities.

7.2 Contributee Indemnification. From and after the Closing, subject to the other provisions of this Article 7, Contributee jointly and severally agrees to indemnify, defend and hold SSH, its respective officers, directors, stockholders, partners and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributor Indemnified Party”), harmless from and against any and all Losses incurred by any Contributor Indemnified Party arising from, as a result of, in connection with, or relating to:

(a) the breach by Contributee or either of them of any representation or warranty made by Contributee or either of them and contained in this Agreement or any other Transaction Documents;

(b) the breach or failure to perform any covenant or agreement made or undertaken by Contributee or either of them in this Agreement or any other Transaction Documents;

(c) the ownership or operation of the Contributed Assets after the Closing; and

(d) the Assumed Liabilities.

7.3 Indemnifying Procedures.

(a) Upon receipt by a Contributor Indemnified Party or an Indemnified Contributee Party, as the case may be (the “Indemnified Party”), of notice from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to a claim for Losses under this Article 7, the Indemnified Party shall promptly give written notice thereof to Contributee, on the one hand, or SSH, on the other hand, as the case may be (the “Indemnifying Party”), indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party will have ten (10) days after such notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to the Third Party claim; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing and at its sole cost and expense. If the Indemnified

Party desires to participate in any such defense, it may do so at its sole cost and expense, and in a manner so as not to unreasonably interfere with the defense of such matter by the Indemnifying Party. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the matter all on behalf, for the account, and at the risk, of the Indemnifying Party; provided, however, that any such compromise or settlement consists solely of money damages to be borne by the Indemnifying Party and otherwise shall be reasonably satisfactory to the Indemnifying Party and shall contain as an unconditional term thereof a full and complete release of the Indemnifying Party by the Third Party in form and substance reasonably satisfactory to the Indemnifying Party. Payments to the Indemnified Party for Losses for Third Party claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended or simultaneously with such payment will expend, out-of-pocket sums. If the Indemnifying Party has assumed the defense of a Third Party claim, it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party claim for the account, and at the risk, of the Indemnifying Party in accordance with this Section 7.3. In any event in which the Indemnifying Party has assumed the defense of a Third Party claim, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b) In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a claim by a Third Party, the Indemnified Party, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), shall deliver notice of such claim to the Indemnifying Party in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation before an appropriate Governmental Entity of competent jurisdiction.

(c) SST shall, and shall instruct the Operating Partnership’s general partner(s), as well as its directors, officers and employees and the Contributee’s attorneys, accountants and agents to, at the request of SSH, cooperate with SSH as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action or investigation relating to SSH’s Business, the Excluded Assets or the Excluded Liabilities that is brought against SSH or any of its Affiliates at any time on or after the Closing. Likewise, SSH shall, and shall instruct its directors, managers, officers, employees, attorneys, accountants and agents to, at Contributee’s request, cooperate with Contributee as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action, or investigation relating to the Contributed Assets or the Assumed Liabilities that is brought against Contributee or either of them or any of their respective Affiliates at any time on or after the Closing.

7.4 Survival.

(a) All covenants, agreements, representations and warranties of any party under this Agreement, subject to the limitations specified in Section 7.4(b), (c) and (d), shall survive the Closing, and any indemnification claim asserted in accordance with Section 7.3 prior to the expiration of the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b) Except as otherwise provided in Section 7.4(d) or (e), the obligations of SSH under Section 7.1(a) shall survive the Closing until the expiration of eighteen (18) consecutive months after the Closing Date, with respect to claims made by Indemnified Contributee Parties by notice in writing to SSH, received on or before such last day.

(c) Except as otherwise provided in Section 7.4(d) or (e), the obligations of Contributee under Section 7.2(a) shall survive the Closing until the expiration of eighteen (18) consecutive months after the Closing Date, with respect to claims made by Contributor Indemnified Parties by notice in writing to Contributee, received on or before such last day.

(d) Notwithstanding the provisions of Section 7.4(b) and (c), the obligations of:

(i) SSH in accordance with Section 7.1(a) with respect to the warranties and representations contained in Sections 3.1, 3.2, 3.10 and 3.18 (insofar as such subsection represents SSH’s title to Marks and Domain Names owned by SSH), shall survive the Closing indefinitely;

(ii) Contributee in accordance with Section 7.2(a) with respect to the warranties and representations contained in Sections 4.1 and 4.2 shall survive the Closing indefinitely;

(iii) SSH in accordance with Section 7.1(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Excluded Assets and the Excluded Liabilities, in each case, shall survive the Closing indefinitely; and

(iv) Contributee or either of them in accordance with Section 7.2(b) and (c) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Contributed Assets and the Assumed Liabilities, in each case, shall survive the Closing indefinitely.

(e) The limitations under Sections 7.4(b) and (c) shall not apply in respect of claims for fraud.

7.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:

(a) SSH shall not be required to provide any indemnification under this Article 7 with respect to any claim under Section 7.1(a) until the aggregate Losses exceed one-half of one percent (0.5%) of the Contribution Value, which amount is equal to $140,000 (the “Basket”), and then only to the extent of the excess of the aggregate amount of Losses over such amount; provided, however, that the maximum amount of Losses that may be recovered under this Article 7 by Contributee or either of them for all claims under Section 7.1(a) in the aggregate shall not exceed seven and one-half percent (7.5%) of the Contribution Value, which amount is equal to $2,100,000 (the “Cap”).

(b) If SSH breaches any representation or warranty for which indemnification may be provided under Section 7.1(a), then, solely for purposes of calculating the dollar amount of Losses for which any Indemnified Contributee Party is entitled to indemnification for such breach (including the amounts needed to reach the Basket), each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.

(c) If Contributee breaches any representation or warranty for which indemnification may be provided under Section 7.2(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributor Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.

(d) The amount of any Loss for which indemnification is provided under this Article 7 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party, (ii) third party insurance proceeds (for the avoidance of doubt, not including self-insurance or insurance with a captive insurance Affiliate) or other sources of reimbursement received, which shall be an offset against such Loss, or (iii) an amount equal to the present value of the net Tax benefit or loss, if any, available to, or taken by, the Indemnified Party attributable to such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this Article 7. If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.

7.6 Exclusive Remedy. The Parties hereto acknowledge and agree that the remedies provided for in this Agreement and the other Transaction Documents shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement and of the other Transaction Documents, other than for a claim of fraud or willful misconduct and further that nothing in this Agreement shall operate to limit the rights of the parties to seek equitable remedies (including injunctive relief or specific performance). No amount shall be recoverable under this Agreement by any Indemnified Party to the extent such party has asserted a claim and received indemnification for such Loss under any Transaction Document other than this Agreement or under applicable Law. It is the Parties’ intention that the indemnification provisions set forth in this Agreement and the other Transaction Documents shall control and determine the Parties’ respective rights and obligations concerning any claims with respect to the Contributed Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities. Indemnification obligations under this Article 7 shall be determined without regard to any right to indemnification that the managers, officers, employees or agents of SSH (the “SSH Agents”) may have in their capacities as officers, directors, employees or agents of any stockholder of SST or its subsidiaries prior to the Closing, and the SSH Agents will not be entitled to any indemnification from SST or any of its subsidiaries for amounts paid for indemnification under this Article 7. Without limiting the foregoing, with respect to any claim brought by an Indemnified Party against the SSH Agents under this Agreement or otherwise relating to this Agreement, SSH, on behalf of the SSH Agents, expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against SST or any Subsidiary of SST with respect to any amounts owed by SSH or the SSH Agents pursuant to this Agreement.

7.7 Nature of Damages. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, punitive, indirect, incidental or other similar damages, including lost profits, for any breach or default under, or any act or omission arising out of, or in any way relating to, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, under any form of action whatsoever, whether in contract or otherwise.

ARTICLE 8

GENERAL

8.1 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

8.2 Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:

(a) the terms defined in Article 9 have the meanings assigned to them in Article 9 and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation;”

(e) references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement; and

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

8.3 Submission to Jurisdiction; Governing Law. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.

8.4 Amendment. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of SSH and Contributee.

8.5 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

8.6 Time of the Essence. Time is of the essence with regard to all obligations under this Agreement.

8.7 Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

8.8 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.9 Recitals. The recitals are fully incorporated into this Agreement by reference.

8.10 Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

8.11 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, (b) transmitted by electronic mail or facsimile, (c) transmitted by telefax or telecommunications mechanism provided, that receipt is confirmed and any notice so given is also mailed as provided in the following clause (d), or (d) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

If to SSH, addressed to:

Strategic Storage Holdings, LLC

111 Corporate Drive, Suite 120

Ladera Ranch, CA 92694

Attention: H. Michael Schwartz, Manager

Email: hms@strategiccapital.net

With a copy (which shall not constitute notice) to:

Kaplan Voeckler Cunningham & Frank

1401 East Cary Street

Richmond, VA 23219

Attention: Robert R. Kaplan, Jr., Esq.

Email: rkaplan@kv-legal.com

If to Contributee, addressed to:

Strategic Storage Trust, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, CA 92694

Attention: Timothy Morris, Chairman of the Nominating and Corporate

Governance Committee

Email: timothymorris@btinternet.com

With a copy (which shall not constitute notice) to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

3414 Peachtree Road, NE, Suite 1600

Atlanta, GA 30326 Attention: Michael K. Rafter, Esq.

Email: mrafter@bakerdonelson.com

or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.11 and an appropriate confirmation is received, and (iii) if given by mail, three (3) Business Days after delivery or the first attempted delivery.

8.12 Expenses. Except as otherwise set forth in this Agreement, SSH and Contributee shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it.

8.13 Representation By Counsel; Interpretation. SSH and Contributee acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Contributee and SSH.

8.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

ARTICLE 9

DEFINITIONS

For all purpose of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“Accrued Worksite Employee Obligations” has the meaning set forth in Section 6.5(a).

“Acquisition Fee Tail Agreement” means that certain agreement of even date herewith among SST, the Operating Partnership and SSH, as amended, providing in certain circumstances for the payment of acquisition fees to SSH or one or more of its Affiliates.

“Action” means any action, complaint, petition, suit or other legal proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adjustment Amount” or “Adjustment Amounts” has the meaning set forth in Section 6.5(b).

“Advisor” has the meaning as set forth in the first preamble of this Agreement.

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.

“Agreement” has the meaning as set forth in the introductory paragraph.

“Applicable Person” means the people listed on Schedule 9.1.

“Arbiter” has the meaning set forth in Section 6.5(d).

“Assigned Contracts” has the meaning as set forth in Section 1.5.

“Assignment of Contracts Agreement” has the meaning set forth in Section 2.2(c).

“Assignment of Domain Names” means an assignment in substantially the form attached to the Agreement as Exhibit D assigning and transferring the Domain Names identified therein to the assignee named therein, as amended from time to time.

“Assignment of Trademarks Agreement” means an assignment in substantially the form attached to the Agreement as Exhibit B assigning and transferring any or all Marks, Patents, Copyrights, Trade Secrets, and Intellectual Property identified therein to the assignee named therein, as amended from time to time.

“Assumed Liabilities” has the meaning as set forth in Section 1.3.

“AWEO Amount” has the meaning set forth in Section 6.5(c).

“Basket” has the meaning as set forth in Section 7.5(a).

“Bill of Sale and Assumption Agreement” has the meaning as set forth in Section 2.2(a).

“Business” has the meaning as set forth in the second preamble of this Agreement.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

“Cap” has the meaning as set forth in Section 7.5(a).

“Cash Portion” has the meaning as set forth in Section 1.4(a).

“Change in Control” means the first to occur of any of the following events:

a. The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of SST;

b. The consummation of: a merger or consolidation if SST stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of SST outstanding immediately before such merger or consolidation;

c. The date a majority of members of SST’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

d. A dissolution or liquidation of SST, or the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from SST that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of SST immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of SST, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no change in control event under this paragraph when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

“Churchill Contribution Agreement” means that certain agreement of even date herewith among SST, the Operating Partnership and Churchill TRI, LLC, as amended.

“Closing” has the meaning as set forth in Section 2.1.

“Closing Date” has the meaning as set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any binding agreement or contract, including any understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or obligation of any kind or nature.

“Contributed Assets” means the assets of SSH described or listed on Schedule 1.1.

“Contributee” has the meaning as set forth in the introductory paragraph of this Agreement.

“Contribution Value” has the meaning as set forth in Section 1.4(a).

“Contributor” has the meaning as set forth in the introductory paragraph to this Agreement.

“Contributor Indemnified Party” has the meaning set forth in Section 7.2.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Covered Matters” has the meaning as set forth in Section 8.3.

“D&O Indemnified Parties” has the meaning as set forth in Section 6.3(a).

“Deferred Payment Date” has the meaning as set forth in Section 1.4(b).

“Deferred Portion” has the meaning as set forth in Section 1.4(b).

“Deferred Portion Interest” has the meaning as set forth in Section 1.4(b).

“Domain Names” means websites or domain names.

“Effective Date” means 11:59PM, Pacific Daylight Time on August 31, 2014.

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise) on transfer of title.

“Environmental Law” means any Law relating to the protection of human health or the environment (including air, surface water, ground water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.13(c).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“FICA” means the Federal Insurance Contributions Act, as amended.

“Financial Statements” has the meaning as set forth in Section 3.5(a).

“FUTA” means the Federal Unemployment Tax Act, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality in each case of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB’s), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

“Indemnified Contributee Parties” has the meaning as set forth in Section 7.1.

“Indemnified Party” has the meaning as set forth in Section 7.3(a).

“Indemnifying Party” has the meaning as set forth in Section 7.3(a).

“Intellectual Property” means any rights in, including but not limited to the right to all past and future income, royalties, damages and payments due, licenses or Encumbrances of, equities in, and other claims that any Person may have to claim ownership, authorship or invention or the use of, or to object to, or prevent the modification of, or to withdraw from circulation, or control the publication or distribution, of any Marks, Patents, Copyrights, Trade Secrets, Software or Domain Names.

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” means actual knowledge of an Applicable Person and the knowledge that such Applicable Person without independent inquiry would reasonably be expected to obtain in the course of diligently performing his or her duties.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity, and any Order.

“Liability” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, Action, investigation, inquiry or Order and those arising under any Contract.

“Limited Partner Interest Contribution Agreement” means that certain Limited Partner Interest Contribution Agreement, dated of even date herewith by and among Strategic Storage Advisor, LLC, USA SS REIT II Advisor, LLC, the Operating Partnership, USA Self Storage

Operating Partnership, L.P. and USA SS REIT II Operating Partnership, L.P., as the same may be amended.

“Loss or “Losses” means any and all costs, expenses, direct losses or damages, fines, penalties or liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs)

“Mark” means any brand name, logos, service mark, trademark, trade name, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Material Adverse Effect” means an event, change, condition or occurrence that has or could reasonably be expected to have a material adverse impact or effect on a Party, the Contributed Assets, Assumed Liabilities or the prospects or results of operations of the Party’s business, taken as a whole; provided that “Material Adverse Effect” shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents or any of them, (c) changes in GAAP or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which SSH operates, (f) the failure of SSH to meet projections of earnings, revenues or other financial measures (whether such projections were made by SSH or any independent Third Parties), (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index).

“Notice Period” has the meaning as set forth in Section 7.3(a).

“OP Units” has the meaning as set forth in Section 1.4(a).

“Operating Partnership” has the meaning as set forth in the introductory paragraph.

“Operating Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of Strategic Storage Operating Partnership, L.P. entered into on September 4, 2014 to be effective at 11:59 p.m. PDT on August 31, 2014.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity or arbitration award.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” has the meaning as set forth in the introductory paragraph.

“Party” has the meaning as set forth in the introductory paragraph.

“Patents” means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that may be patentable.

“Permit” means any license, permit, franchise, certificate of authority, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an association, a corporation, an individual, a limited liability company, a partnership (whether general or limited), a trust (whether inter vivos or testamentary) or any other entity or organization, whether organized for profit or not for profit, and including a Governmental Entity.

“Permits” means all permits, certificates of authority, licenses, approvals, registrations and authorizations that are issued by a Governmental Entity, pursuant to applicable Law.

“Personal Property” means machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, Contracts, Permits, Marks, Patents, Copyrights, Trade Secrets, Domain Names and Intellectual Property.

“Positive True-Up Amount” has the meaning set forth in Section 6.5(c).

“Property Manager” has the meaning as set forth in the first preamble to this Agreement.

“PTO” has the meaning as set forth in Section 3.15(c).

“Recoverable Amount” has the meaning as set forth in Section 6.5(e).

“Regulation D” has the meaning set forth in Section 3.19(a).

“REIT” means a real estate investment trust.

“REIT Shares” means shares of common stock, par value $0.001 per share, in SST (or successor entity, as the case may be), the terms and conditions of which are set forth in the Articles of Amendment and Restatement of SST filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.

“SEC” has the meaning set forth in Section 3.19(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” has the meaning as set forth in Section 3.13(a).

“Software” means computer software or middleware.

“SSGT” has the meaning as set forth in the third preamble of this Agreement.

“SSH” has the meaning as set forth in the introductory paragraph of this Agreement.

“SSH Agents” has the meaning as set forth in Section 7.6.

“SSH Contracts” has the meaning as set forth in Section 3.12.

“SSH Required Third Party Consents” has the meaning as set forth in Section 3.3.

“SSRG” has the meaning as set forth in the second preamble to this Agreement.

“SST” has the meaning as set forth in the introductory paragraph of this Agreement.

“SST II” has the meaning as set forth in the third preamble to this Agreement.

“Tax” means any gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheatment or unclaimed property or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, pursuant to operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.

“Taxing Authority” means the IRS or any other Governmental Entity responsible for the administration of any Tax.

“Terminated SSH Employees” shall mean any and all SSH employees who do not accept an offer of employment with the Operating Partnership as of the Effective Date.

“Termination Agreement 1” means that certain Termination of Advisory Agreement, dated of even date herewith, among, SST, the Operating Partnership and Strategic Storage Advisor, LLC, as amended.

“Termination Agreement 2” means that certain Termination of Advisory Agreement, dated of even date herewith, between Self Storage REIT, LLC and USA Self Storage Advisor, LLC, as amended.

“Termination Agreement 3” means that certain Termination of Advisory Agreement, dated of even date herewith, between Self Storage REIT II, LLC and USA SS REIT II Advisor, LLC, as amended.

“Third Party” means any Person other than any Party.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Transaction Documents” means this Agreement, the Bill of Sale and Assumption Agreements, the Assignment of Trademarks Agreement, the Assignment of Domain Names, the Assignment of Contracts Agreements, the Limited Partner Interest Contribution Agreement and the Churchill Contribution Agreement, and any amendments to any of them.

“Transfer” has the meaning set forth in Section 6.7.

“TriNet” has the meaning as set forth in Section 3.13(a).

“TriNet Novation and Assumption” has the meaning as set forth in Section 3.13(a).

“TriNet Plan” has the meaning as set forth in Section 3.13(b).

“True-Up Statement” has the meaning set forth in Section 6.5(a).

“Unit Portion” has the meaning as set forth in Section 1.4(a).

“Worksite Employee” means an “EMPLOYEE” and “Worksite Employees” means “EMPLOYEES”, both as defined in the Service Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTRIBUTOR:

SSH:

STRATEGIC STORAGE HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Manager

CONTRIBUTEE:

SST:

STRATEGIC STORAGE TRUST, INC.
a Maryland corporation

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
President

THE OPERATING PARTNERSHIP:

STRATEGIC STORAGE OPERATING
PARTNERSHIP, L.P.
a Delaware limited partnership

By:	STRATEGIC STORAGE TRUST, INC. Its General Partner

	By:	/s/ H. Michael Schwartz

H. Michael Schwartz President

[Signature page to SSH Contribution Agreement]

EXHIBITS AND SCHEDULES*

*	The Registrant will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the Registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

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